Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

Amarantus BioScience Holdings, Inc.

Neuro Acquisition Corporation,

DioGenix Inc.,

and

Nerveda, LLC,

as the Securityholder Representative

___________________________

Dated as of January 8, 2015

___________________________

i

(continued)

ii

(continued)

iii

(continued)

Page

Attachments

Exhibit A	Certain Definitions
Exhibit B	Consideration Spreadsheet
Exhibit C	Working Capital Illustration
Exhibit D	Milestones
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Employee Release
Exhibit H	Form of Nerveda Non-Compete
Exhibit I	Form of Joinder Agreement
Exhibit J	Form of Stockholder Written Consent
Exhibit K	Form of Company Common Stock Acknowledgement

Disclosure Schedule

iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 8, 2015, by and among: Amarantus BioScience Holdings, Inc., a Nevada corporation (“Parent”); Neuro Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”); DioGenix Inc., a Delaware corporation (the “Company”); and Nerveda, LLC, a Delaware limited liability company (in its capacity as agent and attorney-in-fact of the Escrow Participants, as set forth in Section 8.1, the “Securityholder Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.           Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon the consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent.

B.           The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

C.           Promptly following the execution and delivery of this Agreement by the parties hereto and as a material inducement to Parent and Merger Sub to enter into this Agreement, the Company shall obtain and shall deliver to Parent a true, correct and complete copy of an executed action by written consent evidencing the approval of the Merger, this Agreement and the transactions contemplated hereby and the other matters contemplated therein, in the form attached hereto as Exhibit J (the “Stockholder Written Consent”), signed by (i) the holders of at least 90% of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted basis); (ii) the holders of a majority of the shares of Company Common Stock; and (iii) the holders of a majority of the outstanding shares of Company Preferred Stock (voting as a separate class) (the votes referred to in clauses “(i)” through “(iii)” of this sentence being referred to collectively as the “Required Stockholder Votes”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.  Description of Transaction

1.1         Merger of Merger Sub into the Company.

(a)          Upon the terms and subject to the provisions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

(b)          The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent and the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

1.2         Closing; Effect on Company Securities.

(a)          The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date and at a time to be mutually agreed upon by Parent and the Company, which date the parties intend to be January 9, 2015 but shall be no later than two (2) business days after the satisfaction or waiver of the last of the conditions set forth in Section 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing is held is referred to herein as the “Closing Date.” The Closing will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another place is agreed to by the parties.

(b)          Subject to the terms of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

(c)          At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)          subject to Section 1.8, each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) at the Closing (or such other time as provided in Section 1.6(a)), a number of shares of Parent Common Stock equal to: (I) the Company Preferred Stock Aggregate Consideration, minus $800,000; divided by (II) the Parent Common Stock Price Per Share; divided by (III) the aggregate number of issued and outstanding shares of Company Preferred Stock as of immediately prior to the Effective Time; and (B) any disbursements of Escrowed Securities from the Escrow Fund with respect to such share of Company Preferred Stock to the former holder thereof in accordance with Section 6.5 ((A) and (B), collectively, the “Per Share Merger Consideration”);

(ii)         subject to Section 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor (which the parties acknowledge and agree is the result proscribed by the Company’s certificate of incorporation after giving effect to a liquidation of the nature of, and for the consideration to be delivered with respect to, the Merger);

(iii)        each share of the common stock, $0.001 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation;

(iv)        each share of Company Capital Stock held by the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(v)          each share of Company Capital Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

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(d)          Legends on Stock Certificates or Book-Entry Security Entitlements. The certificates or book-entry security entitlements representing shares of Parent Common Stock issuable pursuant to this Agreement, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (in addition to any legend required by applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT.

(e)          Treatment of Company Options. Effective immediately prior to the Effective Time, each Company Option then outstanding shall be terminated, cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor (which the parties acknowledge and agree is the result proscribed by the Company Stock Plan after giving effect to a liquidation of the nature of, and for the consideration to be delivered with respect to, the Merger), and, prior to the Closing, the Company shall notify each holder of a Company Option of the Merger of such result.

(f)          Treatment of Company Notes. Each Company Note outstanding immediately prior to the Effective Time shall be cancelled and, upon the cancellation of such Company Note, shall be converted into the right to receive therefor (i) an amount of cash equal to the product of (A) the Remaining Working Capital Cash Payment, multiplied by (B) a fraction, the numerator of which is the outstanding principal of and accrued interest on such Company Note as of the Closing, and the denominator of which is the aggregate amount of the outstanding principal of and accrued interest on all of the Company Notes as of the Closing; and (ii) a number of shares of Parent Common Stock equal to a fraction, the numerator of which is the remaining amount of the outstanding principal of and accrued interest on such Company Note as of the Closing (after giving effect to the payment described in clause (i) above), and the denominator of which is the Parent Common Stock Per Share Price (rounded to the nearest whole share) ((i) and (ii), collectively, the “Note Consideration”). Each Company Note is hereby amended to give effect to this Section 1.2(f) and the other applicable provisions of this Agreement and, simultaneously with the execution and delivery of this Agreement, each holder of a Company Note is delivering an instrument to the Company acknowledging and agreeing to such amendment (a “Company Note Acknowledgement”).

1.3         Closing Date Payments; Issuance of Parent Common Stock; Deposit of Escrowed Securities.

At the Closing, Parent shall take the following actions in the following order, all as set forth on a spreadsheet that the Company shall prepare and deliver to Parent at the Closing (the “Consideration Spreadsheet”), which, if the Closing occurs on January 9, 2015 (as the parties intend), shall be as attached hereto as Exhibit B:

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(a)          First, Parent shall deliver to the Company the Transaction Expense Coverage Amount and the amount of the Cash Closing Bonuses, and at or as promptly as practicable (but in no event more than one (1) business day) after the Closing, the Company shall (or Parent shall cause the Company to) pay the Company Transaction Expenses and the Cash Closing Bonuses, in the case of payments made to Company employees in their capacities as such (taking into account all applicable tax withholdings), through the Company’s payroll system (and such payment date shall be declared a special payroll date if not a regular payroll date) and including the employer portion of any associated payroll Taxes; provided that (i) any severance payment may be delayed until the applicable terminated employee has executed and delivered an Employee Release, as contemplated by Section 4.1(b), and (ii) for the avoidance of doubt, the Company (and Parent by virtue of its ownership of the Surviving Corporation from and after the Closing) shall remain responsible for all of the Company’s liabilities, including the Current Liabilities;

(b)          Second, Parent shall deliver the Securityholder Representative Reserve to the Securityholder Representative (and such amount shall be funded from the Estimated Closing Working Capital);

(c)          Third, Parent shall pay to each holder of a Company Note, in cash, the portion of the Remaining Working Capital Cash Payment to which such holder is entitled pursuant to Section 1.2(f)(i);

(d)          Fourth, Parent shall issue to each holder of a Company Note the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.2(f)(ii); provided that, if such Person has not delivered a duly executed Company Note Acknowledgement at or prior to the Closing, such issuance shall occur at such time as such executed Company Note Acknowledgement has been delivered to Parent;

(e)          Fifth, Parent shall issue to each recipient of a Closing Bonus (other than a Cash Closing Bonus) the number of shares of Parent Common Stock equal to a fraction, the numerator of which is the value of such Closing Bonus, and the denominator of which is the Parent Common Stock Price Per Share (rounded to the nearest whole share) (and, in addition, shall cause the Company to pay the employer portion of any associated payroll Taxes);

(f)          Sixth, Parent shall issue to each holder of shares of Company Preferred Stock the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.2(c)(i)(A); provided that, if such Person has not delivered a duly executed Letter of Transmittal and the applicable Company Stock Certificate (or an affidavit of loss with respect thereto, if required by Parent in accordance with Section 1.6(c)) at or prior to the Closing, such issuance shall occur at the time specified in Section 1.6(a); and

(g)          Seventh, Parent shall issue and deposit the Escrowed Securities with the Escrow Agent pursuant to the terms and conditions of this Agreement and the Escrow Agreement.

1.4         Working Capital Adjustment.

(a)          The Company shall deliver to Parent the Company’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”) no later than three business days prior to the Closing Date, which shall be prepared in all respects in a manner consistent with the illustrative calculation of Closing Working Capital attached hereto as Exhibit C (the “Working Capital Illustration”) and GAAP in accordance with the Company’s past practices. For the avoidance of doubt, the parties intend that the Closing will occur on January 9, 2015 and that the Working Capital Illustration shall constitute the Company’s delivery of its estimate of Estimated Closing Working Capital.

(b)          As soon as practicable following the Closing Date, but in no event later than sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Securityholder Representative Parent’s good faith calculation of Closing Working Capital, which shall be prepared in all respects in a manner consistent with the Working Capital Illustration and GAAP in accordance with the Company’s past practices (the “Parent Closing Working Capital Calculation”).

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(c)          The Securityholder Representative and its Representatives shall have the right to review all records, work papers and calculations related to the Parent Closing Working Capital Calculation. The Securityholder Representative shall have thirty (30) days after delivery of the Parent Closing Working Capital Calculation in which to notify Parent in writing (such notice, a “Working Capital Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected in the Parent Closing Working Capital Calculation (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by Parent regarding the adjustment requested by the Securityholder Representative, an appropriate adjustment shall be made thereto. If the Securityholder Representative does not deliver a Working Capital Dispute Notice to Parent during such thirty (30) day period, the Parent Closing Working Capital Calculation shall be deemed to be accepted in the form delivered by Parent to the Securityholder Representative. If Parent and the Securityholder Representative do not agree, within thirty (30) days after timely delivery of the Working Capital Dispute Notice, to resolve any discrepancy or disagreement therein, the discrepancy or disagreement shall be submitted for review and final determination by the Independent Accounting Firm. The review of the Independent Accounting Firm shall be limited to the discrepancies and disagreements set forth in the Working Capital Dispute Notice, and the resolution of such discrepancies and disagreements and the determination of the Closing Working Capital by the Independent Accounting Firm shall be (i) in writing, (ii) made in accordance with GAAP in accordance with the Company’s past practices, (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by Parent or the Securityholder Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Securityholder Representative, as the case may be, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (and Parent and the Securityholder Representative shall direct the Independent Accounting Firm to make such determination no later than thirty (30) days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud. All expenses and fees of the Independent Accounting Firm shall paid by Parent; provided that Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to disburse to Parent a number of shares of Escrowed Securities having a value, based on the Parent Common Stock Price Per Share (but taking into account any stock split, stock dividend, recapitalization, merger, consolidation or similar event since the Closing), equal to one-half (1/2) of such expenses and fees.

(d)          If the final Closing Working Capital as finally determined pursuant to Section 1.4(c) exceeds the Estimated Closing Working Capital by at least $15,000, then Parent shall promptly issue to the Escrow Participants in accordance with their Participation Percentages an aggregate number of shares of Parent Common Stock having a value, based on the Parent Common Stock Price Per Share (but taking into account any stock split, stock dividend, recapitalization, merger, consolidation or similar event since the Closing), equal to the excess of the final Closing Working Capital over the Estimated Closing Working Capital (without regard to such $15,000 threshold).

(e)          If the final Closing Working Capital as finally determined pursuant to Section 1.4(c) is less than the Estimated Closing Working Capital, then the Securityholder Representative and Parent shall jointly instruct the Escrow Agent to disburse to Parent a number of shares of Escrowed Securities having a value, based on the Parent Common Stock Price Per Share (but taking into account any stock split, stock dividend, recapitalization, merger, consolidation or similar event since the Closing), equal to the difference between the Estimated Closing Working Capital and the final Closing Working Capital.

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1.5         Milestone Payments. From and after the Closing, Parent shall make payments to each holder of Company Preferred Stock as of immediately prior to the Effective Time in such amounts and at such times as set forth on Exhibit D, in each case, in accordance with each such Person’s Participation Percentage (each such payment, a “Milestone Payment”) and accompanied by reasonable supporting documentation and calculations. From and after the Closing, Parent shall, and shall cause its Subsidiaries (including the Company) to, use their reasonable best efforts to cause the Milestone Payments to become payable (and to be paid) as promptly as practicable, including by using their reasonable efforts (a) to conduct their businesses in a manner which is likely to cause the Milestone Payments to become payable (and to be paid) and (b) to cause any successor or acquiror of Parent or the applicable portion of its business to comply with this Section 1.5. From and after the Closing, Parent shall not, and shall not permit any of its Subsidiaries (including the Company) to, take any action with the purpose of circumventing, reducing or delaying the achievement of the milestones set forth on Exhibit D or the payment of the Milestone Payments. Parent shall maintain or cause to be maintained a true, correct and complete set of records pertaining to the Milestone Payments, and at such times as may be reasonably requested by the Securityholder Representative (without unreasonable interference to Parent’s or its Subsidiaries’ (including the Company’s) businesses), Parent shall provide, as promptly as practicable, the Securityholder Representative and its Representatives with such documents, information and access to the businesses and employees of Parent and its Subsidiaries (including the Company) as the Securityholder Representative and its Representatives may reasonably request in connection with the Milestone Payments, including the determination thereof. The parties expressly intend for a covenant of good faith and fair dealing to apply to the obligations of the parties set forth this Section 1.5.

1.6         Surrender of Certificates.

(a)          General. Prior to the Effective Time, Parent (or, if agreed by the Company, the Company) will send to the holders of Company Capital Stock: (i) a letter of transmittal in the form attached hereto as Exhibit E (a “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of certificates previously representing shares of Company Capital Stock (each, a “Company Stock Certificate”). Upon delivery of a duly executed Letter of Transmittal and surrender of a Company Stock Certificate, Parent shall, following the Effective Time, issue to the holder of such Company Stock Certificate (if representing shares of Company Preferred Stock) the shares of Parent Common Stock to which such Person is entitled under Section 1.2(c)(i)(A) (in each case, unless previously issued at the Closing).

(b)          Transfer Books; No Further Ownership Rights in Company Stock or Company Notes. At the Effective Time: (i) all shares of Company Capital Stock and all Company Notes outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of shares of Company Capital Stock and all holders of Company Notes, in each case, that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders or noteholders of the Company, except, in the case of Company Preferred Stock, the right to receive the Per Share Merger Consideration (and a portion of the Securityholder Representative Reserve available for distribution to the Escrow Participants) and, in the case of the Company Notes, the right to receive the Note Consideration; and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

(c)          Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any portion of the applicable Per Share Merger Consideration with respect thereto, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit of loss with respect to such Company Stock Certificate.

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(d)          No Liability for Escheat. None of Parent, the Company or Merger Sub shall be liable to any holder of a Company Stock Certificate in respect of any cash or securities payable in connection with the Merger and the other transactions contemplated by this Agreement delivered to a public official as and to the extent required by any abandoned property, escheat or similar Legal Requirements.

1.7         Transfer Taxes. All transfer, documentary, registration and other such Taxes (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement) payable in connection with the Merger and the other transactions contemplated by this Agreement shall be timely paid by Parent.

1.8         Dissenting Shares.

(a)          Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock or Company Preferred Stock held by a Person who has not voted for, or executed a written consent in favor of, approval of this Agreement and has made a proper demand for payment and appraisal of such shares in accordance with Section 262 of the DGCL (any such shares for which a proper demand for payment and appraisal has been made are referred to herein as “Dissenting Shares” until such time as the holder thereof fails to perfect or otherwise loses or withdraws such Person’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive the consideration, if any, as provided in this Agreement, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. If any Dissenting Shares shall lose their status as such (through failure to perfect, voluntary withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the consideration, if any, as provided in this Agreement, without interest thereon, upon surrender of the Company Stock Certificate formerly representing such shares and a duly completed Letter of Transmittal.

(b)          The Company shall give Parent prompt notice of any written demand for payment and appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless (i) Parent shall have given its written consent to such payment or settlement offer, (ii) such payment or settlement is otherwise required by the DGCL or (iii) the Escrow Participants shall be responsible for such payment or settlement pursuant to Section 6.2(a)(v). Each holder of Dissenting Shares who, pursuant to the provisions of Section 262 of the DGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor after the value therefor has been agreed upon or finally determined pursuant to such provisions, and any consideration that would have been payable with respect to such Dissenting Shares hereunder will be retained by Parent.

Section 2. Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”):

2.1         Due Organization.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted. The Company does not have and has never had any Subsidiaries and does not own or has never owned, directly or indirectly, equity interests in any corporation, limited liability company, partnership, joint venture or other business entity. The Company has neither agreed nor is it obligated to make any future investment in or capital contribution to any other Person in exchange for equity interests in such Person.

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(b)          The Company is qualified to do business as a foreign corporation under the laws of all jurisdictions where the nature of its business requires such qualification.

2.2         Capitalization.

(a)          The authorized capital stock of the Company consists of: (i) 15,000,000 shares of Company Common Stock, of which 2,130,000 shares are outstanding as of the date of this Agreement, and (ii) 8,409,092 shares of Preferred Stock of the Company, all of which are designated as Company Preferred Stock, of which 6,397,278 shares are outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock have been (A) duly authorized and validly issued, and are fully paid and nonassessable, (B) are free of any liens of encumbrances created by the Company and (C) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

(b)          Except for the Company Stock Plan, the Company has never adopted, sponsored or maintained any stock option plan or agreement providing for equity compensation to any Person. As of the date hereof, the Company has reserved (i) 1,845,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon exercise of Company Options, of which 1,378,740 shares are issuable upon the exercise of outstanding, unexercised Company Options. Part 2.2(b) of the Disclosure Schedule sets forth the following information, as of the date of this Agreement, with respect to each outstanding Company Option: (i) the name of the holder of the Company Option; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the grant date of such Company Option; (iv) the vesting terms of such Company Option; and (v) the exercise price of such Company Option.

(c)          Part 2.2(c) of the Disclosure Schedule sets forth the following information, as of the date of this Agreement, with respect to each outstanding Company Note: (i) the name of the holder of such Company Note; (ii) the class of shares of Company Capital Stock into which such Company Note is convertible; (iii) the date of issuance and maturity date of such Company Note; and (iv) the outstanding principal and accrued interest on such Company Note as of the date hereof. The Company has made available true, correct and complete copies of each Company Note, including all exhibits, schedules and amendments thereto.

(d)          As of the date of this Agreement, except for the Company Preferred Stock, the Company Options and the Company Notes, there is no: (i) outstanding option, warrant or right of any character, written or oral, to acquire from the Company any shares of the capital stock or other equity securities of the Company; or (ii) outstanding security of the Company that is convertible into any shares of the capital stock or other equity securities of the Company.

2.3         Financial Statements.

(a)          The Company has made available to Parent the unaudited balance sheets of the Company as of September 30, 2014 (the “Balance Sheet Date”), December 31, 2013 and December 31, 2012 and the related unaudited statements of income and unaudited statements of cash flows for the period ended September 30, 2014 and for the years ended December 31, 2013 and December 31, 2012 (collectively, the “Company Financial Statements”). The Company Financial Statements fairly present in all material respects and in accordance with GAAP the financial condition of the Company as of the dates indicated therein and the results of operations and cash flows of the Company for the periods indicated therein, except that the Company Financial Statements are subject to normal year-end audit adjustments and do not contain footnotes.

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(b)          The Company maintains accurate books and records reflecting in all material respects its assets and liabilities and maintains proper and adequate internal accounting controls.

(c)          Neither the Company nor any representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

2.4          Absence of Changes. Since December 31, 2013, except as expressly permitted under, required or specifically consented to by Parent pursuant to Section 4.1 hereof, there has not been, occurred or arisen any:

(a)          material transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

(b)          modifications, amendments or changes to the certificate of incorporation and bylaws of the Company, except as expressly contemplated by this Agreement;

(c)          capital expenditure or capital commitment by the Company exceeding $10,000 individually or $25,000 in the aggregate;

(d)          payment, discharge, waiver or satisfaction of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000 individually or $25,000 in the aggregate;

(e)          destruction of, damage to, or loss of any tangible material assets, material business or loss of a material customer of the Company (whether or not covered by insurance);

(f)          employment dispute, including claims or matters raised by any individual, Governmental Body, or any workers’ representative organization, bargaining unit or union regarding labor disputes or claims of wrongful discharge or other unlawful employment or labor practice or action by the Company;

(g)          adoption of or change in accounting policies or procedures (including any change in reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, or billing and invoicing policies) by the Company;

(h)          making of or change in any Tax election, adoption of or change in any Tax accounting method, settlement or compromise of any Tax claim or assessment or entering into any closing agreement in respect of Taxes, filing of any amended Tax Return, or consent to the waiver or extension of the limitations period for any Tax claim or assessment;

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(i)          declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any stock split, stock dividend, recapitalization, merger, consolidation or similar event in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options;

(j)          (i) termination or extension, or material amendment, waiver or modification of the terms, of any Company Material Contract not required by the terms thereof or (ii) material breach of or default under any Company Material Contract or the occurrence of any event or condition which, with the giving of notice or the passage of time or both, would reasonably be expected to constitute such a breach or default;

(k)          sale, lease, sublease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any lien in such material assets or material properties other than non-exclusive licenses to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices;

(l)          loan by the Company to any Person, incurring by the Company of any Indebtedness for borrowed money, guaranteeing by the Company of any Indebtedness for borrowed money, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(m)         waiver or release of any material right or claim of the Company;

(n)          commencement, settlement, written notice or, to the Knowledge of the Company, written threat of any lawsuit or proceeding or other investigation against the Company;

(o)          issuance or sale, or Contract or undertaking to issue or sell, by the Company or any of its subsidiaries of (i) any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or (ii) any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Options or Company Capital Stock upon the exercise of Company Options;

(p)          receipt by the Company of written notice, or to the Knowledge of the Company other notice or threat, of any claim or potential claim of ownership by any Person other than the Company of Company IP or of infringement by the Company of any other Person’s intellectual property rights;

(q)          (i) sale or license of any Company IP or execution of any agreement with respect to the sale or license of any Company IP with any Person, (ii) purchase or license of any intellectual property rights or execution of any agreement with respect to the purchase or license of any intellectual property rights of any Person, or (iii) agreement with respect to the development of any intellectual property rights with a third party;

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(r)          hiring or termination of any employee of the Company, promotion, demotion or other change to the employment status or title of any officer of the Company or resignation or removal of any director of the Company;

(s)          (i) other than in the ordinary course of business, increase in or decrease in or other change to the salary, wage rates, bonuses, or fringe benefits or other compensation (including equity-based compensation) payable or to become payable by the Company to any employees, (ii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) by the Company of a severance payment, change of control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any employees, (iii) promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any employee, or (iv) adoption, termination or amendment of any plan, employee agreement (other than the execution of the Company’s standard at will offer letter) or collective bargaining agreement;

(t)          any action to extend the post-termination exercise period of any Company Options or any similar equity awards;

(u)          circumstance, change, event or effect of any character that has had a Company Material Adverse Effect; or

(v)         agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (u) of this Section 2.4 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

2.5         Absence of Undisclosed Liabilities. The Company has no material obligations or material liabilities of any nature (matured or unmatured, fixed or contingent) of the type required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP, other than: (a) those set forth or adequately provided for in the Company Financial Statements; (b) those incurred in the ordinary course of business consistent with past practices since December 31, 2013 in an amount that does not exceed $10,000 in any one case or $25,000 in the aggregate; and (c) liabilities under or incurred in connection with this Agreement and the transactions contemplated by this Agreement.

2.6         Tangible Personal Property. The Company has good title to all of the material items of tangible personal property owned or leased by the Company, all of which is owned free and clear of all Encumbrances (except for Encumbrances for taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established). The tangible personal property of the Company is in good repair and working order, subject to normal wear and tear.

2.7         Real Property. The Company does not own any real property. Part 2.7 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business, including all amendments, terminations and modifications thereof (the “Lease Agreements”), and there are no other Lease Agreements to which the Company is bound. There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Company has made available true, correct and complete copies of each Lease Agreement, including all exhibits, schedules and amendments thereto.

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2.8          Intellectual Property.

(a)          Registered IP. Part 2.8(a) of the Disclosure Schedule accurately identifies each item of Registered IP in which the Company has an ownership interest of any nature (whether solely or jointly with another Person) including:

(i)          all Patents included in such Registered IP, including a listing of the country of filing, owner, filing number, filing date, if applicable the date of issue and expiration date and title of such Patent;

(ii)         all registered trademarks and applications for registration of trademarks included in such Registered IP, including a listing of the country of filing, description of goods or services, registration or application number and date of issue or registration; and

(iii)        all registered copyrights and applications for registration of copyrights included in such Registered IP used by the Company, including a listing of the country of filing, owner, filing number, date of issue or registration and expiration date.

(b)          Inbound Licenses and Rights. Part 2.8(b) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, optioned or otherwise conveyed or provided to the Company or pursuant to which the Company has otherwise received or acquired any right in Intellectual Property, whether or not currently exercisable and including a right to receive a license; and (ii) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive.

(c)          Outbound Licenses. Part 2.8(c) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Company IP (other than any Contract with independent contractors performing work for the Company in the ordinary course of business and which does not grant any continuing rights to such contractor to any Company IP). The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that limits or restricts in any manner the ability of the Company to use, exploit, assert or enforce any Company IP anywhere in the world, other than as expressly provided in the provisions of a Contract listed in Part 2.8(b) or Part 2.8(c) of the Disclosure Schedule.

(d)          Standard Form Company IP Contracts. The Company has made available to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company, including each standard form of: (i) development agreement; (ii) employee agreement containing any assignment or license of Intellectual Property or any confidentiality provision; (iii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or any confidentiality provision; (iv) confidentiality or nondisclosure agreement; (v) employee agreement or consulting or independent contractor agreement; or (vi) master service agreement. Part 2.8(d) of the Disclosure Schedule accurately identifies all such material Company IP Contracts that differ in any material respect from the Company’s standard form.

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(e)          Ownership. The Company is the owner of all right, title and interest to and in the Intellectual Property listed in Part 2.8(a) of the Disclosure Schedule (other than Intellectual Property licensed to the Company), free and clear of any Encumbrances. All documents and instruments necessary to establish, perfect and maintain the rights of the Company in the Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body. All necessary registration, maintenance and renewal fees in connection with such Company IP that are or will be due for payment on or before the Closing Date have been or will be timely paid. Each Person who is or was an employee, consultant or contractor of the Company and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of intellectual property rights pertaining to such Company IP to the Company and confidentiality provisions protecting the Company IP. No inventor of the Company IP is: bound by or otherwise subject to any Contract with a third Person restricting such inventor from performing such employee’s duties for the Company; or in breach of any Contract with any former employer or other Person concerning intellectual property rights or confidentiality due to his/her activities as an employee or contractor of the Company. No patent application in the Registered IP contains disclosure which would support a patent claim which would necessitate the addition of unlisted inventors.

(f)          Valid and Enforceable. To the Knowledge of the Company, all Company IP is valid, subsisting and enforceable (except with respect to applications, which are valid and subsisting). To the Knowledge of the Company and without limiting the forgoing:

(i)          Each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of a printed publication, public use or offer for sale by the Company of each invention described in the U.S. patent application or U.S. patent;

(ii)         Each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public by the Company;

(iii)        The Company has not engaged in patent or copyright misuse or infringement or any fraud or inequitable conduct in connection with any Registered IP;

(iv)        No interference, opposition, reissue, reexamination, or other legal proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the ownership, scope, validity, or enforceability of any Registered IP is being, has been, or could reasonably be expected to be contested or challenged;

(v)         To the Knowledge of the Company there is no reasonable basis for a claim that any Registered IP is invalid or unenforceable;

(vi)        All Registered IP is (and following Closing will be) fully transferable, alienable and licensable by the Company (and/or Parent and/or Surviving Corporation, as applicable) without restriction and without payment of any kind to any third party;

(vii)       No Registered IP is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, stipulation, or Lien that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use, or enforceability of such Registered IP; and

(viii)      The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Company IP (other for than Intellectual Property licensed to the Company).

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(g)          Protection of Confidentiality. The Company has used commercially reasonable efforts to prevent disclosure of its confidential information and, to the Knowledge of the Company, no such disclosure has occurred. To the Knowledge of the Company, the Company has not disclosed any information which may serve as the basis for a new, patentably-distinct patent application directly related to MS Precise.

(h)          No Third-Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.

(i)          No Infringement of Third-Party IP. The Company has not received any notice from any Person alleging that it is infringing or misappropriating or otherwise violating any Intellectual Property and, to the Knowledge of the Company, the practice of the Company does not infringe, misappropriate or otherwise violate or make unlawful use of any Intellectual Property of any other Person that is valid, subsisting and enforceable.

(j)          Privacy and Data Protection. The Company has implemented reasonable disclosures, policies and procedures with respect to the collection, use, disclosure, and storage of personally identifiable information (“Personal Data”), including individually identifiable health information, that comply in all material respects with applicable Legal Requirements, including the U.S. Health Insurance Portability and Accountability Act of 1996. The Company is not a party to or the subject of any pending Proceeding that alleges that the Company has violated any such Legal Requirements. The Company has no Knowledge of any information security breach of the Company’s systems that would require (under applicable statutes or regulations) the Company to notify any individuals. All patient consent forms were reviewed and approved by an institutional review board (IRB). Each patient providing a sample has signed and dated an IRB approved consent form. All tests conducted on any patient sample were within the scope of the signed and dated IRB approved consent form.

(k)          Effects on this Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements executed in connection with the transactions contemplated by this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of, default under or termination of any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP; (v) by the terms of any Company Contract, a reduction of any royalties or other payments the Company would otherwise be entitled to with respect to any Company IP; or (vi) by the terms of any Company Contract, an increase in any royalty or other payments the Company would otherwise be required to make under such Company Contract.

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2.9         Contracts and Leases. Part 2.9 of the Disclosure Schedule identifies each Company Material Contract that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means a legally binding, executory Contract to which the Company is a party: (a) under which future expenditures required to be made by the Company in the current fiscal year exceed $10,000 individually or $25,000 in the aggregate; (b) pursuant to which the Company has licensed from any third party any material patent, trademark registration, service mark registration, trade name or copyright registration, other than any nonexclusive license that is available to the public generally; (c) granting exclusive rights to any third party to any material patents, trademark registrations, service mark registrations, trade names or copyright registrations owned by the Company; (d) evidencing Indebtedness that exceeds $10,000 individually or $25,000 in the aggregate; (e) pursuant to which the Company is the lessee of any real property; (f) creating any formal partnership or joint venture between the Company and any third party or providing for any sharing of material profits or losses by the Company with any third party; (g) containing covenants materially limiting the freedom of the Company or its Subsidiaries to compete in any line of business or with any third party, except for covenants that would not materially and adversely affect the ability of the Company to conduct its business as currently conducted; (h) any agreement of indemnification, warranty or guaranty which would reasonably be expected to result in liability to the Company in excess of $10,000 individually or $25,000 in the aggregate; (i) any employment, contractor or consulting agreement, Contract or commitment with any employee, including any Contract that grants any severance or termination pay (in each case, other than offer letters substantially in the Company’s standard form) with respect to which the Company has made expenditures in excess of $10,000 in the current fiscal year or will be required to make expenditures in excess of $10,000 in connection with the consummation of the Transactions; (j) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit; (k) any Contract pursuant to which the Company is bound to or has committed to provide any product or service to any third party on a most favored nation basis or similar terms; (l) any nondisclosure, confidentiality or similar agreement that would reasonably be expected to restrict the Company’s business in any material respect after the Closing; and (m) any other Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act if the Company were the registrant thereunder). Each Company Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of equity governing specific performance, injunctive relief and other equitable remedies. To the knowledge of the Company, no party is in material breach or in material default under any Company Material Contract. The Company has made available true, correct and complete copies of each Company Material Contract, including all exhibits, schedules and amendments thereto.

2.10      Customers. Part 2.10 of the Disclosure Schedule sets forth a list of all customers of the Company. Since December 31, 2013, no such customer has canceled or otherwise terminated, or, to the Knowledge of the Company, made any written threat to the Company to cancel or otherwise terminate, its relationship with the Company.

2.11      Compliance with Laws. The Company has, since January 1, 2012, complied in all material respects with all applicable Legal Requirements, and is not currently in violation in any material respect of, and has not received any written notice of any material violation of, any applicable Legal Requirements (including the U.S. Federal Food, Drug, and Cosmetic Act).

2.12      Permits. The Company holds all material permits, approvals, licenses and registrations from U.S. federal, state and local as well as foreign governmental authorities, in each case, as are necessary for the business of the Company as currently conducted. All such permits, approvals, licenses and registrations are valid and in full force and effect.

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2.13       Tax Matters.

(a)          Each of the material Tax Returns required to be filed by the Company with any governmental tax authority on or before the Closing Date: (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with applicable law. All amounts shown on the Tax Returns to be due have been paid, except to the extent such amounts are properly reserved for on the books or records of the Company. All material Taxes that the Company has been required to collect or withhold have been duly collected or withheld and paid over to the proper governmental tax authority.

(b)          The Company has paid or withheld with respect to its employees, stockholders and other third parties, all U.S. federal, state, local and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and has timely paid over any such Taxes over to the appropriate authorities.

(c)          The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(d)          The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company in writing, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)          The Company has made available to Parent or its legal counsel, copies of all income and other material Tax Returns for the Company for all taxable periods beginning after December 31, 2009.

(f)          The Company has not received from any Governmental Body any written notice regarding any contemplated or pending audit, examination or other administrative or court proceeding involving Taxes imposed thereon.

(g)          No extension of time with respect to any date on which a Tax Return was required to be filed by the Company that extends such date beyond the date hereof is in force, and no waiver or agreement by the Company is in force for the extension of time for the payment, collection or assessment of any Taxes beyond the date hereof (other than in connection with extensions of time for filing Tax Returns).

(h)          The Company has not received from any Governmental Body in a jurisdiction where Company has not filed any Tax Return any written claim that the Company is subject to taxation by that jurisdiction. The Company has not been notified in writing by any Governmental Body regarding any proposed, asserted or assessed deficiency for any Tax imposed on the Company which was not settled or paid.

(i)          There are no liens for Taxes on any material asset of the Company other than liens for Taxes not yet due and payable or liens for Taxes that are being contested in good faith and for which adequate reserves have been established. Part 2.13(i) of the Disclosure Schedule lists all such liens that are being contested in good faith.

(j)          The Company is not a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes. The Company has no liability for the Taxes of any third party under Treasury Regulation § 1.1502-6 or as a transferee or successor. For purposes of this Section 2.13(j), commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes (e.g., real property or personal property leases) shall be ignored.

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(k)          The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

(l)          The Company has not made any payments to any employee or other service provider, nor is it a party to any Contract with any employee or other service provider, to make payments, individually or considered collectively with any other events, agreements, plans, arrangements or other contracts, that will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could give rise to excise taxes payable pursuant to Section 4999 of the Code.

(m)         The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n)          Notwithstanding anything to the contrary in this Section 2.13, the Company makes no representation or warranty as to the amount of, or limitations on, any net operating losses, Tax credits or other Tax attributes that it may have.

2.14       Employee and Labor Matters; Benefit Plans.

(a)          The Company is not delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company. Part 2.14(a) of the Disclosure Schedule contains an accurate and complete list of the current employees, contractors and consultants to the Company and identifies the Contract, if any, between such employees, contractors and consultants and the Company. There are no material grievances, complaints or charges pending against the Company under any dispute resolution procedure. No collective bargaining agreements to which the Company is a party are in effect or are currently being negotiated by the Company. The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations, collective bargaining agreements and arrangements, extension orders and binding customs respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work.

(b)          All material employee benefit plans currently maintained by the Company for its employees are listed in Part 2.14(b) of the Disclosure Schedule (the “Employee Benefit Plans”). Each Employee Benefit Plan has been established and administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable laws. To the knowledge of the Company, no Employee Benefit Plan, and no trustee or administrator thereof, engaged in any material breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject such Employee Benefit Plan or trustee or administrator thereof to a material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No Employee Benefit Plan is or has within the last six (6) years been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Employee Benefit Plan is a “qualified plan” under Section 401(a) of the Code, and the related trusts are exempt from Tax under Section 501(a) of the Code. With respect to each Employee Benefit Plan, all required contributions have been made or properly accrued on the Company’s financial statements. The Company does not have any liability under any Employee Benefit Plan to provide medical or death benefits with respect to employees of the Company beyond their termination of employment (other than coverage mandated by law or regulation), and there are no reserve assets, surplus or prepaid premiums under any such Employee Benefit Plan.

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(c)          The Company has no obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

2.15        Environmental Matters. The Company has not received any written notice from any Governmental Body or any written notice from any citizens group that alleges that the Company is not in compliance in any material respect with any environmental law. To the Knowledge of the Company: (a) all real property leased by the Company and all surface water, groundwater and soil associated with or adjacent to such property, is free of any chemicals, pollutants, contaminants, wastes, toxic substances or material environmental contamination of any nature; (b) none of the real property leased by the Company contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (c) none of the real property leased by the Company contains any septic tanks in which process wastewater or any chemicals, pollutants, contaminants, wastes or toxic substance have been released.

2.16       Insurance. There is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company is in compliance in all material respects with the terms of such policies. The Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies. Part 2.16 of the Disclosure Schedule lists each of the Company’s insurance policies and their materials terms.

2.17       Affiliate Transactions. Except for the Company Notes and other than employment agreements, arrangements and relationships, the Company is not currently a party to any agreement, arrangement or relationship with (a) any stockholder, director, officer or employee of the Company, or (b) any immediate family member, including spouses, of any such individual.

2.18       Legal Proceedings. There is not, and has not been, any material Proceeding pending (or, to the Knowledge of the Company, threatened) against the Company, its properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such), including by or before any Governmental Body. No Governmental Body has at any time, in writing, challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

2.19       Authority; Binding Nature of Agreement; Non-Contravention.

(a)          The Company has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of the Company (except for the Required Stockholder Votes). This Agreement, assuming it constitutes the valid and binding obligation of the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of equity governing specific performance, injunctive relief and other equitable remedies.

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(b)          Part 2.19(b) of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Contracts with the Company that are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Closing. Following the Closing, the Company will continue to be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

(c)          Neither (i) the execution and delivery of this Agreement by the Company, nor (ii) the consummation by the Company of the Merger, will result in a termination, or a violation by the Company, of (A) any provision of the certificate of incorporation or bylaws of the Company, (B) any material provision of any Company Material Contract, or (C) in any material respect, any law or governmental regulation applicable to the Company.

2.20       Financial Advisor. Except as set forth on the Consideration Spreadsheet, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

2.21       Books and Records. The minute books of the Company, all of which have been made available to Parent, contain true, correct and complete records of all meetings held of, and corporate action taken by, the stockholders of the Company, the board of directors of the Company and its committees, and no meeting of any such stockholders of the Company, board of directors of the Company and its committees has been held for which minutes have not been prepared or that are not contained in such minute books. The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Company (collectively, the “Books and Records”) that are true, correct and complete and accurately and fairly reflect, in all material respects, the business activities of the Company, in each case, as is commercially prudent for a company of the nature of the Company. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company will be in the possession of the Company or its counsel.

2.22       Foreign Corrupt Practices Act. Neither the Company, nor any of its officers, directors, employees, stockholders, agents or representatives, nor any Person associated with or acting for or on behalf of the Company, have directly or indirectly (a) made or attempted to make any contribution, gift, bribe, rebate, illegal payoff, influence payment, kickback, or other illegal payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any requirement of applicable law (including the Foreign Corrupt Practices Act), or (b) established or maintained any fund or asset that has not been recorded in the Books and Records.

2.23       Export Control Laws. The Company has at all times conducted its export transactions in all material respects accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business.

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2.24       Exclusivity of Representations and Warranties. Except as expressly set forth in this Section 2 or in a certificate or other instrument executed and delivered by the Company pursuant to this Agreement, neither the Company nor any Person on behalf of the Company has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of the Company or the Company’s business in connection with the Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided, and any other such representations and warranties are hereby expressly disclaimed; provided that the foregoing shall not limit the rights of the Parent Indemnified Parties under Sections 6.2(a)(ii) – (a)(v).

2.25       Reliance. The Securityholder Representative acknowledges and agrees that, except as set forth in Section 3 or in a certificate or other instrument executed and delivered by Parent or Merger Sub pursuant to this Agreement, none of the Escrow Participants or any of their agents, employees or Representatives is relying on any other representation or warranty of Parent or Merger Sub or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

Section 3. Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:

3.1         Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

3.2          Authority; Binding Nature of Agreement; Non-Contravention.

(a)          Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and the Escrow Agreement and to carry out the transactions contemplated by this Agreement and the Escrow Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the Escrow Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (and no approval by Parent’s stockholders is necessary with respect to the Transactions). This Agreement, assuming it constitutes the valid and binding obligation of the Company, constitutes, and the Escrow Agreement, when executed, will constitute, the valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)          Neither (i) the execution and delivery of this Agreement and the Escrow Agreement by Parent or Merger Sub, nor (ii) the consummation of the Merger, will: (A) result in a violation by Parent or Merger Sub of (I) any provision of the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or Merger Sub, (II) any material provision of any material contract by which Parent or Merger Sub is bound, or (III) any law or regulation applicable to Parent or Merger Sub, except where such violation would not have a material adverse effect on Parent’s or Merger Sub’s ability to fulfill its obligations under this Agreement; or (B) render Parent insolvent or unable to pay its debts as they become due.

3.3         Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities.

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3.4         Capitalization. The authorized capital stock of Parent consists of: (i) 2,000,000,000 shares of Parent Common Stock, of which 786,924,849 shares were outstanding as of September 30, 2014, and (ii) 10,000,000 shares of Convertible Preferred Stock of Parent, par value $0.001 per share, of which (A) 250,000 are designated as Series A Convertible Preferred Stock, of which no shares are outstanding as of the date of this Agreement, (B) 3,000,000 are designated as Series B Convertible Preferred Stock, of which no shares are outstanding as of the date of this Agreement, (C) 750,000 are designated as Series C Convertible Preferred Stock, of which 750,000 shares are outstanding as of the date of this Agreement, (D) 1,300 are designated as Series D Convertible Preferred Stock, of which 1,299.327 shares are outstanding as of the date of this Agreement and (E) 6,000 are designated as Series E Convertible Preferred Stock, of which 2,200 shares are outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Parent have been (x) duly authorized and validly issued, and are fully paid and nonassessable, (y) are free of any liens of encumbrances created by Parent or any of its Subsidiaries and (z) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of Parent or any of its Subsidiaries or any agreement to which Parent or any of its Subsidiaries is a party or by which it is bound.

3.5         Parent Common Stock. The Parent Common Stock to be issued in accordance with this Agreement has been duly authorized, and when issued and delivered in accordance with this Agreement, will be duly and validly issued.

3.6         Adequacy of Funds. Parent will have available to it sufficient funds to pay all amounts when due hereunder.

3.7         SEC Documents; Financial Statements.

(a)          Parent has timely filed or furnished with the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed by it (collectively, the “Parent Reports”). Parent has made available to the Company copies of all material comment letters from the SEC and Parent’s responses thereto. There are no outstanding or unresolved comments received from the SEC staff with respect to the Parent Reports. As of its respective date (or, if amended, as of the date of such amendment), each Parent Report (i) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)          Each of the financial statements included in or incorporated by reference into the Parent Reports (including related notes and schedules) complied at the time it was filed as to form, in all material respects, with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP consistently applied during the periods involved and fairly presents, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, cash flows or changes in shareholders’ equity, as the case may be, of Parent and its Subsidiaries for the respective periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC and (ii) normal, recurring year-end audit adjustments which have not been and are not expected to be material in the aggregate).

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(c)          There are no liabilities or obligations of Parent or any of its Subsidiaries (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed), other than liabilities or obligations to the extent (i) reflected or reserved against on Parent’s consolidated balance sheet at September 30, 2014, (ii) such liabilities or obligations were incurred in the ordinary course of business practice since September 30, 2014 or (iii) such liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Parent.

3.8           Intellectual Property. Parent or its applicable Subsidiary is the owner of all right, title and interest to and in the Intellectual Property used in their business (other than Intellectual Property licensed to Parent or such Subsidiary), free and clear of any Encumbrances (other than nonexclusive licenses). None of Parent or any of its Subsidiaries has received any written claims alleging that any such Intellectual Property is not valid, subsisting and enforceable. Parent and its Subsidiaries have used commercially reasonable efforts to prevent disclosure of its confidential information and, to the knowledge of Parent, no disclosure has occurred that could, in particular, prevent the grant or the enforcement of any Patent. To the knowledge of Parent, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Intellectual Property of Parent or any of its Subsidiaries. None of Parent or any of its Subsidiaries have received any written notice from any Person alleging that it is infringing or misappropriating or otherwise violating any Intellectual Property of such Person and, to the knowledge of Parent, the conduct by Parent and its Subsidiaries of its business as currently conducted does not infringe, misappropriate or otherwise violate or make unlawful use of any Intellectual Property of any other Person that is valid, subsisting and enforceable.

3.9           Compliance with Laws. Parent and its Subsidiaries are in compliance with all applicable Legal Requirements (including the U.S. Federal Food, Drug, and Cosmetic Act), except for where the failure to be in compliance would not have a material adverse effect on Parent.

3.10         Permits. Parent and its Subsidiaries hold all material permits, approvals, licenses and registrations from U.S. federal, state and local as well as foreign governmental authorities that are necessary for the conduct of its business as currently conducted. All such permits, approvals, licenses and registrations are valid and in full force and effect.

3.11         Legal Proceedings. As of the date of this Agreement, and since December 31, 2012, except as set forth in the Parent Reports, there is no, and has not been, any material Proceeding pending (or, to the knowledge of Parent, threatened in writing) against Parent or any of its Subsidiaries.

3.12         Affiliate Transactions. Other than employment agreements, arrangements and relationships, none of Parent or any of its Subsidiaries is currently a party to any agreement, arrangement or relationship with (a) any material stockholder or any director, officer or employee of Parent or any of its Subsidiaries, or (b) any immediate family member, including spouses, of any such individual.

3.13         Absence of Changes. Between September 30, 2014 and the date of this Agreement, except as set forth in the Parent Reports, Parent and its Subsidiaries have conducted their business in the ordinary course of business and there has not occurred any event that has had a material adverse effect on Parent.

3.14         Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

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3.15         Exclusivity of Representations and Warranties. Except as expressly set forth in this Section 3 or in a certificate or other instrument executed and delivered by Parent or Merger Sub pursuant to this Agreement, none of Parent, Merger Sub or any Person on their behalf has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Parent or Merger Sub in connection with the Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided, and any other such representations and warranties are hereby expressly disclaimed; provided that the foregoing shall not limit the rights of the Stockholder Indemnified Parties under Sections 6.3(a)(ii) – (a)(iv).

3.16         Reliance. Parent acknowledges and agrees that, except as set forth in Section 2 or in a certificate or other instrument executed and delivered by the Company pursuant to this Agreement, neither Parent nor any of Parent’s agents, employees or Representatives is relying on any other representation or warranty of the Company or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

Section 4. Covenants and Agreements.

4.1          Conduct of the Business of the Company; Employee Terminations.

(a)          Except as permitted or contemplated by this Agreement or as required by applicable law, during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement (the “Pre-Closing Period”), unless Parent provides its prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall conduct its business in the ordinary course of business.

(b)          The Company shall terminate all of the Company’s employees effective as of the Closing Date. Any severance payment to be made to a terminated employee shall be conditioned upon such employee’s execution of a release of the Company substantially in the form of Exhibit G or in such other form reasonably acceptable to Parent (an “Employee Release”), and, in any event, shall be included in the Estimated Closing Working Capital (as set forth in the Working Capital Illustration).

4.2          Access to Information. During the Pre-Closing Period, the Company shall afford Parent and its personnel, accountants, counsel and other representatives, subject to applicable Legal Requirements, reasonable access during normal business hours and on reasonable advance notice to the Company’s properties, books and records and all other existing information concerning the business, properties and personnel of the Company as Parent may reasonably request; provided, however, that in exercising access rights under this Section 4.2, Parent shall not be permitted to interfere unreasonably with the conduct of the business of the Company. Parent shall hold information received pursuant to this Section 4.2 in confidence in accordance with the terms of the Confidentiality Agreement.

4.3          Public Disclosure. Except as required by applicable Legal Requirements, no public release or announcement concerning the Transactions shall be issued by Parent, Merger Sub or the Company without the consent of the other. Upon the Closing, Parent and the Company shall issue a mutually agreed upon press release announcing the Merger.

4.4          No Negotiation. During the Pre-Closing Period, the Company shall not, directly or indirectly (a) solicit or knowingly encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction, (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction or (c) entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale, license, disposition or acquisition of all or a material portion of the Company’s business, equity or assets; or (b) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

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4.5          Efforts to Consummate. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary to fulfill the conditions precedent to the obligations of the other parties hereunder and to consummate and to make effective on January 9, 2015 (or as promptly as practicable thereafter) the Transactions and to cooperate with each other in connection with the foregoing.

4.6          Indemnification of Officers and Directors of the Company.

(a)          For a period of six (6) years following the Closing, Parent shall cause the Surviving Corporation to maintain in effect in the Surviving Corporation’s organizational documents the provisions regarding limitation of liability and indemnification of current or former directors, officers and employees (the “Company Indemnified Parties”) and the advancement of expenses incurred contained in the certificates of incorporation, bylaws or other organizational documents, as applicable, immediately prior to the Closing and shall honor and fulfill to the fullest extent permitted by applicable law such limitation of liability, indemnification and advancement obligations.

(b)          The Company has made arrangements to purchase, and to the extent not in effect as of the Closing, Parent shall cause the Company to purchase (such purchase, in any event, to be a Company Transaction Expense), with an effective period of six (6) years following the Closing, and Parent shall cause the Surviving Corporation to maintain (or cause to be maintained), in effect, either (i) the current policy of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Closing (including consummation of the Transactions) or (ii) a run off (i.e., “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within six (6) years after the Closing arising from facts or events that occurred at or before the Closing (including consummation of the Transactions). Such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company and the Surviving Corporation. From and following the Closing Date, Parent shall cause the Surviving Corporation to abide by and honor the Surviving Corporation’s contractual obligations, if any, to provide directors’ and officers’ liability insurance to any other person, to the extent of such contractual obligation.

(c)          If Parent or the Surviving Corporation or any of the successors or assigns of Parent or the Surviving Corporation (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any other person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) shall assume all of the obligations set forth in this Section 4.6. This Section 4.6: (A) shall survive the consummation of the Merger and the Effective Time; (B) is intended for the benefit of, and will be enforceable by, each Company Indemnified Party and his or her heirs and representatives; (C) shall be binding on all successors and assigns of Parent and the Surviving Corporation; and (D) provides rights that are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Company Indemnified Party, or any heir or representative of any Company Indemnified Party, may have by contract or otherwise.

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4.7          Joinder Agreement. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause the Joinder Agreement in the form attached hereto as Exhibit I (the “Joinder Agreement”) to be executed on or prior to the Closing Date by each of the holders of Company Preferred Stock; provided that the execution of a Joinder Agreement by each such holder shall not be a condition to the Closing except to the extent set forth in Section 5.2(d)(v).

4.8          Company Common Stock Acknowledgement. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause an acknowledgement whereby each holder of Company Common Stock has approved this Agreement and the terms and conditions of the transaction contemplated thereby, including in particular Section 1.2(c)(ii), in the form attached hereto as Exhibit K (the “Company Common Stock Acknowledgement”); provided that the execution of a Company Common Stock Acknowledgement by each such holder shall not be a condition to the Closing except to the extent set forth in Section 5.2(d)(vi).

4.9          Consents. The Company shall use its commercially reasonable efforts to obtain the necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Part 2.19 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Closing; provided, however, that (i) no such consent, waiver or approval shall be a condition to the Closing and (ii) except as specifically set forth on Part 2.19(b) of the Disclosure Schedule and on the Consideration Spreadsheet, the Company shall not be required to deliver any consideration to obtain any such consent, waiver or approval. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.

4.10        Company Audit. Prior to the Closing, the Company shall provide Parent with (a) the audited balance sheets of the Company as of December 31, 2013 and December 31, 2012 and the related audited statements of operations and statements of cash flows of the Company for the one-year periods then ended and (b) the reviewed balance sheet of the Company as of September 30, 2014 and the related reviewed statement of operations and statement of cash flows of the Company for the nine-month period then ended (the “Company Audit”).

4.11        Stockholder Approval. Within three (3) hours following the execution and delivery of this Agreement, the Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the DGCL, solicit the written consent of the stockholders of the Company evidencing the Required Stockholder Votes and shall deliver a copy of such written consent to Parent.

4.12        Issuance and Registration of Parent Common Stock.

(a)          Parent shall effect the issuance of any Parent Common Stock hereunder in a private placement pursuant either to Section 4(2) of the Securities Act or such other exemption (if any) from the registration requirements of the Securities Act as may be available.

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(b)          No later than the earlier of (x) one hundred twenty (120) days after the Closing or (y) sixty (60) days after the effectiveness of the filing by Parent after the date hereof of a registration statement under the Securities Act (other than a registration statement on Form S-8) (a “Parent Registration”) (it being understood that only the first such registration statement shall constitute a Parent Registration), Parent shall file a registration statement under the Securities Act with respect to the resale of the shares of Parent Common Stock to be issued pursuant to this Agreement (in either case, the “Registration Statement”). Notwithstanding the foregoing, in the event a Parent Registration has been filed within one hundred (120) days after the Closing, the Registration Statement shall not be filed until sixty (60) days after the effective date of the Parent Registration. The Registration Statement shall comply in all respects with the requirements of the Securities Act. Parent shall use its reasonable best efforts (i) to cause the Registration Statement to become effective, and to effect the registration of the shares of Parent Common Stock subject thereto, as promptly as practicable, (ii) to maintain the effectiveness of the Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) until all such shares of Parent Common Stock have been sold pursuant to the Registration Statement or may be sold without restriction under Rule 144 under the Securities Act and (iii) to take such other actions as are necessary to permit the Persons who are issued Parent Common Stock pursuant to this Agreement to sell such Parent Common Stock without restriction as promptly as practicable after the filing of the Registration Statement. If requested by Parent or the underwriters in connection with a Parent Registration, each Person who has executed a Joinder Agreement shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Parent Common Stock (or other Parent securities) held by such Person immediately prior to the filing of a Parent Registration for such period following the effectiveness of such Parent Registration as may be requested by the underwriters, and each such Person shall execute an agreement reflecting the foregoing as may be requested by the underwriters (each a “Lock-Up Agreement”); provided that (x) in no event shall the Lock-Up Agreements to be entered into by Persons who have executed a Joinder Agreement have a term that extends beyond 180 days after the Closing Date, (y) each officer and director of Parent and each beneficial owner of 5% or more of the outstanding Parent Common Stock at the time the Parent Registration is filed enters into a Lock-Up Agreement on the same terms and conditions as the Lock-Up Agreements to be entered into by Persons who have executed a Joinder Agreement, and (z) Lock-Up Agreements to be entered into by Persons who have executed a Joinder Agreement provide that, if the underwriters release any shares under any Lock-Up Agreement, all Persons who have executed Joinder Agreements shall be entitled to a pro rata release of shares of the Parent Common Stock subject thereto.

(c)          Parent shall promptly notify the Securityholder Representative upon the occurrence of any of the following events in respect of the Registration Statement or related prospectus: (i) receipt of any request for additional information by the SEC or any other Governmental Body during the period of effectiveness of the Registration Statement or amendments or supplements to the Registration Statement or any related prospectus; (ii) the issuance by the SEC or any other Governmental Body of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of the shares of Parent Common Stock registered under the Registration Statement or the initiation of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents (or Parent otherwise becoming aware of any statement included in the Registration Statement, related prospectus or document that is untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or document), so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (v) Parent’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate (in which event Parent shall promptly make available to the Securityholder Representative any such supplement or amendment to the Registration Statement and, as applicable, the related prospectus).

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Section 5. Closing Conditions.

5.1          Conditions Precedent to the Obligations of each Party to Effect the Merger. Each party’s obligations to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)          No temporary restraining order, preliminary or permanent injunction or other material legal restraint or prohibition issued or promulgated by a Governmental Body preventing the consummation of the Transactions shall be in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal; and

(b)          The Company shall have obtained the Required Stockholder Votes.

5.2          Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)         the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date);

(b)         the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(c)         there has not occurred any Company Material Adverse Effect; and

(d)         the Company shall deliver or cause to be delivered to Parent the following:

(i)          a certificate of the Company dated as of the Closing Date to the effect that the conditions set forth in Sections 5.2(a), (b) and (c) have been satisfied;

(ii)         a certificate, validly executed by an officer of the Company (in such Person’s capacity as such), certifying as to (i) the terms and effectiveness of the certificate of incorporation and the bylaws of the Company, (ii) valid adoption of the resolutions of the board of directors of the Company (whereby the Merger, this Agreement and the Transactions were unanimously approved by the board of directors of the Company) and (iii) the valid adoption of the resolutions of the stockholders of the Company constituting the Required Stockholder Votes (whereby the Merger, this Agreement and the Transactions were approved);

(iii)        a certificate of good standing of the Company from the Secretary of State of the State of Delaware dated within five (5) business days of the Closing Date;

(iv)        written resignations of the officers and directors of the Company, to be effective as of the Effective Time, to the extent requested by Parent;

(v)         copies of Joinder Agreements executed by holders of at least 90% of the outstanding shares of Company Preferred Stock as of immediately prior to the Effective Time;

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(vi)        copies of Company Common Stock Acknowledgements executed by holders of at least 90% of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time;

(vii)       a copy of the Company Audit;

(viii)      the Consideration Spreadsheet;

(ix)         the Nerveda Non-Compete, duly executed by Nerveda, LLC; and

(x)          the Escrow Agreement, duly executed by the Securityholder Representative.

5.3          Conditions to Obligations of the Company. The obligation of Company to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)          the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date);

(b)          Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and

(c)          Parent shall deliver or cause to be delivered to the Securityholder Representative the following:

(i)          a certificate of Parent dated as of the Closing Date to the effect that the conditions set forth in Sections 5.3(a) and (b) have been satisfied;

(ii)         a certificate of good standing of Parent from the Secretary of State of the State of Nevada dated within five (5) business days of the Closing Date;

(iii)        countersigned copies of the Joinder Agreements delivered pursuant to Section 5.2(d)(v);

(iv)        the Nerveda Non-Compete, duly executed by Parent; and

(v)         the Escrow Agreement, duly executed by Parent and the Escrow Agent.

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Section 6. Indemnification.

6.1          Survival. The representations and warranties set forth in this Agreement shall terminate and expire and shall cease to have any further force or effect on the date that is twelve (12) months after the Closing Date, and all covenants and agreements set forth in this Agreement shall survive until performed and shall constitute “Fundamental Matters” for purposes of this Agreement; provided, however, that in the event of fraud, willful breach or intentional misrepresentation by the Company of a representation or warranty contained in this Agreement, the Consideration Spreadsheet or in a certificate or other instrument delivered pursuant to this Agreement, as applicable, such representation or warranty shall not terminate; provided, further, that (a) the representations and warranties contained in Section 2.1(a) (Due Organization), Section 2.2 (Capitalization), Section 2.13 (Tax Matters) and Section 2.19(a) (Authority; Binding Nature of Agreement) and the Consideration Spreadsheet, with respect to the Company, and (b) the representations and warranties contained in Section 3.1 (Due Organization), Section 3.2(a) (Authority; Binding Nature of Agreement), 3.4 (Capitalization) and Section 3.5 (Parent Common Stock), with respect to Parent and Merger Sub (collectively, the “Fundamental Matters”), in each case, shall remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the expiration of the statutes of limitations (including any extensions or waivers thereof) applicable to any such representations and warranties hereof. The applicable date in the preceding sentence is referred to herein as the “Termination Date.” Notwithstanding the foregoing, if at any time prior to the applicable Termination Date, the Indemnifying Party has duly delivered to the Indemnified Party a valid Notice of Indemnification Claim (as defined in, and satisfying the requirements set forth in, Section 6.4(a)), then the specific indemnification claim asserted in such Notice of Indemnification Claim shall survive such Termination Date until such time as such claim is resolved. To the extent a Termination Date set forth above is earlier than the applicable statute of limitations, the parties expressly agree to shorten any such applicable statute of limitations to give effect to such Termination Date. The period of time prescribed for the commencement of any action shall expire on the applicable Termination Date.

6.2          Indemnification of Parent Indemnified Parties.

(a)          From and after the Effective Time (but subject to Section 6.1 and the other applicable provisions of this Section 6), each Escrow Participant agrees to severally (in accordance with its Participation Percentage) and not jointly indemnify and hold harmless Parent and its officers, directors, Affiliates, employees, agents and representatives, including the Company (the “Parent Indemnified Parties”), against any and all claims, losses, liabilities, damages, Taxes, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing (collectively, “Damages”), incurred or sustained by the Parent Indemnified Parties, or any of them (including the Company), directly or indirectly, as a result of the following:

(i)          any breach or inaccuracy of a representation or warranty of the Company contained in Section 2 or in a certificate or other instrument executed and delivered by the Company pursuant to this Agreement;

(ii)         any failure of the Company to perform or comply with any covenant or agreement applicable to it contained in this Agreement to be performed by it prior to the Closing;

(iii)        any inaccuracy or omission in the sections of the Consideration Spreadsheet corresponding to Sections 1.3(c), 1.3(d), 1.3(e) and 1.3(f), including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that was omitted from such sections of the Consideration Spreadsheet;

(iv)        any amount paid (including in the form of shares of Parent Common Stock, based on the Parent Common Stock Price Per Share) in respect of Dissenting Shares pursuant to Section 262 of the DGCL in excess of the consideration, if any, to which the holder thereof would otherwise have been entitled with respect to such Dissenting Shares under this Agreement; and

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(v)         (A) any fraud committed by the Company or any of its Affiliates prior to the Closing or of which the Company or any of its Affiliates has Knowledge prior to the Closing and (B) any willful breach or intentional misrepresentation of or related to this Agreement, any certificate delivered pursuant to this Agreement, the Consideration Spreadsheet or other instrument delivered pursuant to this Agreement committed by the Company or any of its Affiliates prior to the Closing or of which the Company or any of its Affiliates has Knowledge prior to the Closing.

(b)          The Parent Indemnified Parties’ sole recourse for any claim pursuant to Section 6 shall be to the Escrow Fund, in which case Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to disburse to Parent a number of Escrowed Securities having a value, based on the Parent Common Stock Price Per Share (but taking into account any stock split, stock dividend, recapitalization, merger, consolidation or similar event since the Closing), equal to the amount to which Parent is entitled in respect of such claim. Notwithstanding anything to the contrary set forth in this Agreement, the Escrow Fund shall be the first recourse, but not the exclusive remedy to the extent the Escrow Fund is insufficient, in respect of (i) Damages (A) arising pursuant to Sections 6.2(a)(ii) through 6.2(a)(v) or (B) with respect to any Fundamental Matter, or (ii) Damages arising out of fraud, any willful breach or intentional misrepresentation of or related to this Agreement, the Consideration Spreadsheet or other certificate or instrument delivered pursuant to this Agreement, in which case the maximum amount that the Parent Indemnified Parties may recover from each Escrow Participant for such Damages shall be limited to an amount equal to the amount of the consideration received by such Escrow Participant pursuant to this Agreement in respect of such Escrow Participant’s shares of Company Preferred Stock (which, for the avoidance of doubt, shall include the Note Consideration), which amount shall exclude any Escrowed Securities until actually disbursed to such Escrow Participant; provided, however, that such liability shall be determined in accordance with such Escrow Participant’s Participation Percentage; provided, further, that there shall be no limitation on the amount that the Parent Indemnified Parties may recover from each Escrow Participant for Damages arising out of fraud, willful breach or intentional misrepresentation of such Escrow Participant in respect of this Agreement, the Consideration Spreadsheet or other certificate or instrument delivered pursuant to this Agreement.

(c)          Without limiting the effect of any other limitation set forth in this Section 6, the indemnification provided for in Section 6.2(a)(i) shall not apply, and Parent and the other Parent Indemnified Parties shall not be entitled to exercise any indemnification rights under this Agreement with respect to Damages under Section 6.2(a)(i), except to the extent that the aggregate amount of such Damages against which the Parent Indemnified Parties would otherwise be entitled to be indemnified exceeds $50,000. If the aggregate amount of such Damages exceeds such threshold, then Parent and the other Parent Indemnified Parties shall, subject to the other limitations set forth in this Agreement, be entitled to be indemnified from the Escrow Fund for their Damages without regard to such threshold.

6.3          Indemnification of Stockholder Indemnified Parties.

(a)          From and after the Effective Time (but subject to Section 6.1 and the other applicable provisions of this Section 6), Parent agrees to indemnify and hold harmless each Escrow Participant (in accordance with its Participation Percentage) and its officers, directors, Affiliates, employees, agents and representatives (the “Stockholder Indemnified Parties”) against any and all Damages incurred or sustained by the Stockholder Indemnified Parties, or any of them, directly or indirectly, as a result of the following:

(i)          any breach of the representations and warranties of Parent or Merger Sub set forth in Section 3 or in a certificate or other instrument executed and delivered by Parent or Merger Sub pursuant to this Agreement;

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(ii)         any failure of Parent or Merger Sub to perform or comply with any covenant or agreement applicable to it contained in this Agreement;

(iii)        any failure of the Company to perform or comply with any covenant or agreement applicable to it contained in this Agreement to be performed by it after the Closing; or

(iv)        (i) any fraud committed by Parent or any of its Affiliates (including the Company after the Closing) or of which Parent or any of its Affiliates has knowledge and (ii) any willful breach or intentional misrepresentation of or related to this Agreement, any certificate delivered pursuant to this Agreement or other instrument delivered pursuant to this Agreement committed by Parent or any of its Affiliates (including the Company after the Closing) or of which Parent or any of its Affiliates has knowledge.

(b)          Without limiting the effect of any other limitation set forth in this Section 6, the indemnification provided for in Section 6.3(a)(i) shall not apply, and the Stockholder Indemnified Parties shall not be entitled to exercise any indemnification rights under this Agreement with respect to Damages under Section 6.3(a)(i), except to the extent that the aggregate amount of such Damages against which the Stockholder Indemnified Parties would otherwise be entitled to be indemnified exceeds $50,000. If the aggregate amount of such Damages exceeds such threshold, then the Stockholder Indemnified Parties shall, subject to the other limitations set forth in this Agreement, be entitled to be indemnified for their Damages without regard to such threshold; provided, however, that the amount that the Stockholder Indemnified Parties may recover from Parent for such Damages (i) under Section 6.3(a)(i) (except with respect to Fundamental Matters) shall be limited to $800,000 and (ii) under Section 6.3(a)(i) (with respect to Fundamental Matters) and 6.3(a)(ii) through 6.3(a)(iv) in the aggregate shall be limited to $8,000,000 less any amounts recovered under Section 6.3(a)(i) with respect to representations and warranties other than Fundamental Matters; provided, further, that the foregoing limitations shall not apply in the case of fraud, willful breach or intentional misrepresentation.

6.4          Indemnification Claims.

(a)          Making a Claim for Indemnification.

(i)          A Parent Indemnified Party or Stockholder Indemnified Party (each, an “Indemnified Party”) (through Parent, in the case of a Parent Indemnified Party, and through the Securityholder Representative, in the case of a Stockholder Indemnified Party) may seek recovery of Damages pursuant to this Section 6 by delivering to the Person or Persons require to provide indemnification under this Section 6 (the “Indemnifying Party”) (or in the case of the Escrow Participants, the Securityholder Representative on their behalf), a Notice of Indemnification Claim in respect of such Damages. For purposes hereof, “Notice of Indemnification Claim” shall mean a certificate signed by any officer of the Indemnified Party: (A) stating that an Indemnified Party has paid, sustained, incurred or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Damages and (B) specifying in reasonable detail the individual items of Damages included in the amount so stated and the nature of the indemnifiable matter to which such item is related.

(ii)         If the Indemnifying Party does not object in writing to the claims contained in a Notice of Indemnification Claim by the Objection Deadline as defined in Section 6.3(b)(i), such failure to so object shall be an irrevocable acknowledgment by the Securityholder Representative that the Indemnified Party is entitled to the full amount of the claims for Damages set forth in such Notice of Indemnification Claim (and such entitlement shall be conclusively and irrefutably established).

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(b)          Objecting to a Claim for Indemnification.

(i)          The Indemnifying Party may object to a claim for indemnification set forth in a Notice of Indemnification Claim by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Notice of Indemnification Claim (an “Objection Notice”), provided that, to be effective, such Objection Notice must be delivered to the Indemnified Party prior to midnight (California time) on the thirtieth (30th) day following the date on which the Indemnified Party has acknowledged in writing its receipt of the Notice of Indemnification Claim, which the Indemnified Party shall acknowledge promptly after receipt thereof; provided that, if the Indemnified Party fails to so acknowledge its receipt of the Notice of Indemnification Claim within fifteen (15) days after the Indemnified Party’s delivery thereof, and the Indemnified Party has made at least one (1) good faith effort to deliver such Notice of Indemnification Claim in accordance with Section 8.10, the Indemnifying Party shall be deemed to have acknowledged its receipt thereof on such fifteenth (15th) day (such deadline, the “Objection Deadline” for such Notice of Indemnification Claim and the claims for indemnification contained therein).

(ii)         If the Indemnifying Party timely delivers an Objection Notice in accordance with Section 6.3(b)(i) hereof, Parent and the Securityholder Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. Either party may, but shall not be obligated to, initiate non-binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution. The party requesting the mediation shall arrange for mediation services, subject to the approval of the other party, which shall not be unreasonably withheld. Mediation shall take place in San Francisco County, California during reasonable business hours and upon reasonable advance notice (with reasonable efforts to be held through videoconference to the extent requested by any party). Mediation may be scheduled to begin at any time, but with at least ten (10) business days’ written notice to all parties. If one party initiates mediation, the parties (i) shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute and (ii) shall not pursue other remedies while such mediation is proceeding. If the Securityholder Representative and Parent reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties. All expenses and fees of such mediation shall paid by Parent; provided that Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to disburse to Parent a number of shares of Escrowed Securities having a value, based on the Parent Common Stock Price Per Share (but taking into account any stock split, stock dividend, recapitalization, merger, consolidation or similar event since the Closing), equal to one-half (1/2) of such expenses and fees.

(c)          An Indemnified Party seeking indemnification under this Section 6 shall give prompt written notice to the Indemnifying Party (or in the case of the Escrow Participants, the Securityholder Representative on their behalf) of any demand, suit, claim or assertion of liability by such party or by any third party that is subject to indemnification hereunder (in either case, a “Third Party Claim”), but a failure to give such notice or delaying such notice shall not affect such Indemnified Party’s rights or the Indemnifying Party’s obligations, except to the extent the Indemnified Party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that, where applicable, such notice is given within the time period described in Section 6.1.

(d)          Parent shall have the right to undertake the defense or opposition to such Third Party Claim with counsel selected by it; provided that Parent shall not, without the Securityholder Representative’s written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgment in respect of such Third Party Claim. In the event that Parent undertakes the defense of or opposition to any Third Party Claim, the Securityholder Representative, by counsel or other representative of its own choosing and, at its sole cost and expense, shall have the right to participate in the defense, opposition, compromise or settlement of, and consult with Parent and its counsel concerning, such Third Party Claim, and Parent and the Securityholder Representative and their respective counsel shall cooperate in good faith with respect to such Third Party Claim (in each case, subject to the control thereof by Parent).

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6.5           Disbursement of Escrow Fund. In accordance with, and subject to the terms and conditions of the Escrow Agreement, on the date that is twelve (12) months after the Closing Date, the Escrowed Securities then constituting the Escrow Fund, if any, minus a number of Escrowed Securities having a value, based on the Parent Common Stock Price Per Share (but taking into account any stock split, stock dividend, recapitalization, merger, consolidation or similar event since the Closing), equal to the amount of any then pending claims for Damages to which the Escrow Fund is subject, shall be released from the Escrow Fund to the Escrow Participants in accordance with their Participation Percentages; provided that any Escrowed Securities so withheld with respect to a pending Claim may be applied as set forth in Section 6.2(b) to satisfy such pending Claim and, upon resolution of such Claim, any of such Escrowed Securities not so applied shall promptly be disbursed from the Escrow Fund to the Escrow Participants in accordance with their Participation Percentages.

6.6           No Special Damages; Mitigation. No Indemnifying Party shall be liable to any Indemnified Party for any special, indirect, consequential, contingent, speculative, punitive or exemplary Damages, unless paid to a third party for any Damages resulting from the actions of the Indemnifying Party. Each party shall use its commercially reasonable efforts to mitigate any Damages with respect to which the Indemnified Party is obligated to provide indemnification in accordance with this Section 6.

6.7           Alternative Reimbursement. The amount of any Damages indemnifiable by the Indemnifying Party to the Indemnified Party pursuant to this Section 6 will be reduced to reflect any amount (a) recovered or (b) to the extent a similarly-situated Person would customarily seek insurance or other recovery in accordance with commercially prudent business practices and such insurance or other recovery is readily available, recoverable, in each case, by the Indemnified Party under insurance policies or otherwise with respect to such Damages; provided that any costs incurred by the Indemnified Party in seeking such recovery (for example, increases in premium amounts) shall constitute Damages for which the Indemnifying Party is responsible. Without limiting the foregoing, the parties shall cooperate with each other to maximize the availability of any insurance coverage or other alternative reimbursements for indemnifiable claims hereunder, and, if any insurance provider agrees to defend any Third Party Claim, Parent may tender the defense to such insurance provider and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance provider. The amount of any Damages under this Agreement shall be reduced if and to the extent the matter giving rise to the indemnification was taken into account in calculating the Closing Working Capital pursuant to Section 1.4.

6.8           Treatment of Indemnity Benefits. All payments made pursuant to any indemnification obligations under this Agreement (including through disbursement of all or a portion of the Escrow Fund) shall be treated as adjustments to the consideration payable hereunder for Tax purposes unless otherwise required by applicable law and such agreed treatment shall govern for purposes of this Agreement.

6.9           Exclusive Remedies. From and after the Closing, the indemnification provisions of this Article 6 shall be the sole and exclusive remedies of the parties for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements contained in this Agreement, or any other claims for damages or liabilities arising in connection with the transactions contemplated hereby; provided, however, that no party shall be relieved from liability arising out of or resulting from such party’s fraud or intentional misrepresentation in connection with the Transactions or limit the availability of equitable relief, including specific performance.

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Section 7. Termination.

7.1          Termination Events. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party:

(a)          by mutual written consent by the Company and Parent;

(b)          by either Parent or the Company, if the Closing shall not have occurred on or before January 16, 2015; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach (or whose Affiliate’s breach) of this Agreement has resulted in the failure of the Closing to occur on or before such date;

(c)          by either Parent or the Company, if any permanent injunction or other order of a Governmental Body of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(d)          by Parent, if the Company shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within twenty (20) calendar days after receipt by the Company from Parent of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or Section 5.2 to be satisfied; or

(e)          by the Company, if Parent or Merger Sub shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within twenty (20) calendar days after receipt by Parent from the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or Section 5.3 to be satisfied.

7.2          Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that, in the event of such termination, (i) the provisions of this Section 7.2, Section 4.3 (Public Disclosure), Section 8 (Miscellaneous Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, (ii) nothing herein shall relieve any party from liability in connection with any knowing and willful breach of such party’s representations, warranties, covenants or agreements contained herein and (iii) except for all costs and expenses associated with the Company Audit (for which Parent shall be responsible), each party shall be responsible for the fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated by this Agreement.

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Section 8. Miscellaneous Provisions.

8.1          Securityholder Representative.

(a)          Nerveda, LLC is hereby appointed, authorized and empowered to act as the Securityholder Representative, for the benefit of each Escrow Participant, as the exclusive agent and attorney-in-fact to act on behalf of each Escrow Participant in connection with, and to facilitate the consummation of, the Transactions, to take any and all actions and make any and all decisions required or permitted to be taken or made by the Securityholder Representative under this Agreement or the Escrow Agreement, including the exercise of the right to (i) give and receive notices and communications under Section 6 or the Escrow Agreement; (ii) authorize delivery to Parent of a number of shares of Escrowed Securities from the Escrow Fund in satisfaction of claims for indemnification made by Parent under Section 6; (iii) object to claims for indemnification made by Parent under Section 6; (iv) agree to, negotiate, enter into settlements and compromises of and comply with mediation awards and court orders with respect to claims for indemnification made by Parent under Section 6; (v) grant any consent, waiver or approval on behalf of the Escrow Participants under this Agreement; and (vi) take all actions necessary or appropriate in the good faith judgment of the Securityholder Representative for the accomplishment of the foregoing. Each Escrow Participant irrevocably appoints the Securityholder Representative as the sole representative of the Escrow Participants to act as the agent and on behalf of such Escrow Participants in connection with the foregoing. The grant of authority provided for herein is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Escrow Participant and shall survive the consummation of the Merger and the Transactions. The Securityholder Representative may resign at any time by notice to Parent and the identity of the Securityholder Representative may be changed, and a successor Securityholder Representative may be appointed, from time to time (including in the event of the resignation or the death, disability or other incapacity of the Securityholder Representative) by Escrow Participants whose aggregate Participation Percentages exceed 50%, and any such successor shall succeed the Securityholder Representative as Securityholder Representative hereunder. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall receive no compensation for its services. From and after the Effective Time, a decision, act, consent or instruction of the Securityholder Representative shall be final, binding and conclusive upon each Escrow Participant and may be relied upon by Parent.

(b)          The Securityholder Representative shall not be liable for any liability, loss, damage, penalty, fine, cost or expense incurred by the Securityholder Representative while acting in good faith and in the exercise of its good faith judgment and arising out of or in connection with the acceptance or administration of its duties or the exercise of its rights hereunder (it being understood that any act done or omitted pursuant to the advice of counsel, public accountants or other independent experts experienced in the matter at issue shall be conclusive evidence of such good faith). Each Escrow Participant shall, severally and not jointly and in proportion to its Participation Percentage in an amount not to exceed the proceeds actually received by such Escrow Participant in the Merger, indemnify, defend and hold harmless the Securityholder Representative and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) (collectively, “Representative Losses”) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Securityholder Representative pursuant to the terms of this Agreement, in each case as such Representative Loss is incurred or suffered. The Securityholder Representative shall be entitled to recover any Representative Losses reasonably incurred by the Securityholder Representative in connection with actions taken by the Securityholder Representative pursuant to the terms of this Agreement or the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs), without the requirement of any consent or approval by Parent or any other Person. All of the indemnities, immunities and powers granted to the Securityholder Representative under this Agreement shall survive the Merger or any termination of this Agreement.

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(c)          The Representative Losses shall be satisfied from the Securityholder Representative Reserve and, to the extent the amount of the Representative Losses exceeds the available Securityholder Representative Reserve, from each Escrow Participant, severally and not jointly and in proportion to its Participation Percentage in an amount not to exceed the proceeds actually received by such Escrow Participant in the Merger. As soon as practicable after the date on which the final obligation of the Securityholder Representative under this Agreement and the Escrow Agreement have been discharged, the Securityholder Representative shall remit any amounts remaining in the Securityholder Representative Reserve to the Escrow Participants based on their Participation Percentages. For Tax purposes, Parent shall be deemed to have paid each Escrow Participant its, his or her share of the Securityholder Representative Reserve and then each Escrow Participant shall be deemed to have voluntarily contributed such amount to the Securityholder Representative Reserve held by the Securityholder Representative (and, for the avoidance of doubt, the amount of the Securityholder Representative Reserve that is returned to such Escrow Participant shall not again be subject to information reporting or Tax withholding).

(d)          From and after the Effective Time, Parent shall cause the Surviving Corporation to provide the Securityholder Representative with reasonable access to information about the Surviving Corporation and the reasonable assistance of the officers and employees of Parent and the Surviving Corporation for purposes of performing its duties and exercising its rights under this Agreement and the other Transaction Documents.

8.2          Expenses. Parent shall be responsible for the fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) of the parties incurred in connection with the negotiation of this Agreement and the other agreements contemplated by this Agreement, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

8.3          Waiver.

(a)          Except as expressly set forth in this Agreement, no failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)          No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.4          Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Escrow Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and provisions of this Agreement.

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8.5          Applicable Law; Venue; Waiver of Jury Trial.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, as to all matters, including matters of validity, construction, effect, performance and remedies.

(b)          Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the state courts (or if such jurisdiction is not permitted by applicable laws, the federal courts) located in Wilmington, Delaware, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

(c)          Each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement, the Escrow Agreement or the transactions contemplated hereby and thereby.

8.6          Assignability; Third Party Rights.

(a)          Subject to Section 8.6(b), this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of any party hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the other parties’ prior written consent shall be void and of no effect.

(b)          Except as set forth in Section 4.6(c) and Section 6, nothing in this Agreement is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.7          Disclosure Schedule. The Disclosure Schedule will be arranged to correspond to the representations and warranties in Section 2 of this Agreement, and the disclosure in any portion of the Disclosure Schedule shall qualify the corresponding provision in Section 2 and any other provision of Section 2 to which it is reasonably apparent from such disclosure that such disclosure relates. No reference to or disclosure of any item or other matter in this Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

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8.8           Waiver of Conflict of Interest. If the Securityholder Representative so desires, acting on behalf of the Escrow Participants and without the need for additional consent or waiver by the Surviving Corporation or Parent, Cooley LLP shall be permitted to represent the Securityholder Representative after the Closing with respect to any matters related to this Agreement or any disagreement or dispute relating thereto. Each of the parties hereto also agrees that the Escrow Participants and the Securityholder Representative have a reasonable expectation of privacy with respect to their communications (including any e-mail communications using the Company’s e-mail system) with Cooley LLP prior to the Closing to the extent such communications concern the Merger and any matters related to this Agreement.

8.9           Amendment. This Agreement may not be amended without the written approval of Parent, the Company and the Securityholder Representative; provided, that, at any time after approval of this Agreement by the holders of Company Capital Stock, no amendment shall be made that requires the approval of the holders of Company Capital Stock pursuant to applicable Legal Requirements without the further approval of the holders of Company Capital Stock.

8.10         Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), two business days after dispatch; (c) if sent by e-mail transmission before 5:00 p.m. on a business day, when transmitted and receipt is confirmed; (d) if sent by e-mail transmission after 5:00 p.m. or on a day other than a business day and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent, Merger Sub or the Surviving Corporation:

Amarantus Bioscience Holdings, Inc.

655 Montgomery Street, Suite 900

San Francisco, CA 94111

Attention: Gerald Commissiong

E-mail: gerald.commissiong@amarantus.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Bradley Finkelstein

E-mail: bfinkelstein@wsgr.com

if to the Company (prior to the Closing):

DioGenix Inc.

3 Bethesda Metro Center, Suite 700

Bethesda, MD 20814

Attention: Larry Tiffany

E-mail: ltiffany@diogenix.com

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with a copy (which shall not constitute notice) to:

Cooley LLP

One Freedom Square

11951 Freedom Drive, 15th Floor

Reston, VA 20190

Attention: Christian E. Plaza, Esq.

E-mail: cplaza@cooley.com

if to the Securityholder Representative:

Nerveda, LLC

3888 Quarter Mile Drive

San Diego, CA 92130

Attention: Cam Gallagher

E-mail: cgallagher@nervedabio.com

with a copy (which shall not constitute notice) to:

Cooley LLP

One Freedom Square

11951 Freedom Drive, 15th Floor

Reston, VA 20190

Attention: Christian E. Plaza, Esq.

E-mail: cplaza@cooley.com

and

Wilson Sonsini Goodrich & Rosati

12235 El Camino Real, Suite 200

San Diego, CA 92130

Attention: Dan Koeppen

E-mail: dkoeppen@wsgr.com

8.11         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction or arbitrator declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court or arbitrator making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court or arbitrator does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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8.12         Remedies. The parties acknowledge and agree that the parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. Notwithstanding anything in this Agreement to the contrary, if the Closing occurs, Article 6 shall govern with respect any Damages incurred by any party.

8.13         Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. All references herein to “$” or “dollars” are to United States Dollars, unless expressly stated otherwise. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement. The headings set forth in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[remainder of page intentionally left blank]

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Parent:

Amarantus BioScience Holdings, Inc.

By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: President and Chief Executive Officer

Merger Sub:

Neuro Acquisition Corporation

By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: President

Company:

DioGenix Inc.

By:	/s/ Larry Tiffany
Name: Larry Tiffany
Title: CEO

Securityholder Representative:

Nerveda, LLC

By:	/s/ Cam Gallagher
Name: Cam Gallagher
Title: CEO/President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certain Definitions

For purposes of the Agreement:

“Affiliate” when used with respect to any specified Person, means any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” shall have a correlative meaning.

“Cash” means cash, cash equivalents and marketable securities of the Company.

“Cash Closing Bonuses” means the Closing Bonuses to be paid in cash, as provided in Section 1.3(a) and the Consideration Spreadsheet.

“Closing Bonuses” means an aggregate value of $275,000 in bonuses to be paid in accordance with Sections 1.3(a) and 1.3(e) pursuant to the Company’s Key Contributor Retention Plan, all as set forth in the Consideration Spreadsheet.

“Closing Working Capital” means, as of 11:59 p.m. on December 31, 2014 (or, at the Securityholder Representative’s election, as of the Closing, if the Closing occurs after January 9, 2015), except that amounts relating to ongoing employment of the Company’s employees through the Closing Date shall be calculated as of the Closing, and after giving effect to Parent’s $900,000 cash contribution to the Company, (a) the amount of all Current Assets, minus (b) the amount of all Current Liabilities, all as calculated in accordance with the Working Capital Illustration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company IP” means the Intellectual Property used in the business of the Company.

“Company IP Contract” means each Contract which provides for the transfer or license of any Intellectual Property to or from the Company, but solely to the extent that such transfer or license is exercisable as of the Closing or at any time thereafter.

“Company Material Adverse Effect” means any material adverse effect on the business of the Company; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and there shall not be taken into account in determining whether there has been a Company Material Adverse Effect any adverse effect arising from or attributable or relating to: (i)  conditions affecting the industries in which the Company operates or participates or the U.S. economy generally (in each case, to the extent that such changes do not disproportionately adversely affect the Company); (ii) the legal, accounting, investment banking or other fees or expenses incurred (A) in connection with the transactions contemplated by this Agreement, and (B) in connection with the process of the sale of the Company; (iii) the execution, delivery or announcement of this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) the taking of any action or failure to act contemplated by this Agreement or with the written consent of Parent; (vi) changes in GAAP or applicable laws; or (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that, unless the subject of a separate exclusion in this definition, the facts and circumstances giving rise to such failure may be taken into account to determine whether a Company Material Adverse Effect has occurred).

“Company Notes” means the Unsecured Convertible Promissory Notes of the Company listed on Part 2.2(c) of the Disclosure Schedule.

“Company Options” means options to purchase shares of Company Common Stock granted by the Company pursuant to the Company Stock Plan or otherwise and outstanding immediately prior to the Effective Time.

“Company Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, of the Company.

“Company Preferred Stock Aggregate Consideration” means $8,000,000, plus the Remaining Working Capital Cash Payment, minus the aggregate amount of the outstanding principal of and accrued interest on all of the Company Notes as of immediately prior to the Effective Time, minus the aggregate value of the Closing Bonuses other than the Cash Closing Bonuses (the foregoing calculation of the Company Preferred Stock Aggregate Consideration shall be set forth on the Consideration Spreadsheet).

“Computer Software” means computer programs, together with input and output formats, the applicable source or object codes, data models, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and scripts, test specifications and test scripts and supporting documentation, and shall include the tangible media upon which such programs and documentation are recorded, including all corrections, updates, new releases and new versions, translations, modifications, updates, upgrades, substitutions, replacements and other changes to the foregoing.

“Company Stock Plan” means the Company’s 2008 Amended and Restated Equity Incentive Plan.

“Company Transaction Expenses” means all fees, costs and expenses of the Company that relate to this Agreement or any of the Transactions, including any fees, costs or expenses payable to the Company’s outside legal counsel or financial advisor in connection with this Agreement or any of the Transactions and any severance obligations or vacation or sick pay liabilities that are due in connection with the consummation of the Transactions or that have otherwise accrued (in each case, including the employer portion of any Taxes associated therewith), but excluding $275,000 in respect of the Closing Bonuses (it being understood and agreed that any employer portion of any Taxes associated with the Closing Bonuses shall be Company Transaction Expenses).

“Confidentiality Agreement” means that certain Confidential Disclosure Agreement, dated as of September 17, 2014, between the Company and Parent.

“Contract” means any agreement, lease, sublease, other occupancy agreement, contract, note, mortgage, indenture or other legally binding obligation or commitment, written or oral.

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“Current Assets” means the current assets of the Company, including Cash, determined in accordance with GAAP in accordance with the Company’s past practices and consistent with the Working Capital Illustration.

“Current Liabilities” means the current liabilities of the Company (for the avoidance of doubt, including the Company Transaction Expenses but excluding the Closing Bonuses), determined in accordance with GAAP in accordance with the Company’s past practices and consistent with the Working Capital Illustration, but excluding current liabilities and accrued interest attributable to the Company Notes.

“DGCL” means the Delaware General Corporation Law.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest or encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, National Association.

“Escrow Agreement” means the escrow agreement, by and among Parent, the Securityholder Representative and the Escrow Agent, in the form attached hereto as Exhibit F.

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement.

“Escrow Participants” means those Persons who held shares of Company Preferred Stock or Company Notes immediately prior to the Effective Time, as set forth on the Consideration Spreadsheet.

“Escrowed Securities” means a number of shares of Parent Common Stock equal to $800,000, divided by the Parent Common Stock Price Per Share, as set forth on the Consideration Spreadsheet.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Indebtedness” means indebtedness of the Company for, or a guarantee by the Company of indebtedness for, borrowed money.

“Independent Accounting Firm” means a nationally or regionally recognized accounting firm on which Parent and the Securityholder Representative mutually agree.

“Intellectual Property” means, collectively: (a) all registered, unregistered and pending: (i) trade names, trade dress, trademarks, service marks, assumed names, business names and logos, internet domain names and URLs and all registrations and applications therefor, and the goodwill symbolized thereby; (ii) copyrights (including those in Computer Software), and all registrations and applications therefor; and (iii) Patents; and (b) all: (i) Computer Software; (ii) trade secrets; (iii) websites and webpages and related items, and all intellectual property and proprietary rights incorporated therein.

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“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” of any particular matter means the actual knowledge of Larry Tiffany, Rich Vincent, Eric Eastman and Doug Bigwood.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Nerveda Non-Compete” means the non-competition agreement of Nerveda, LLC in favor of Parent, in the form attached hereto as Exhibit H.

“Parent Common Stock” means the Common Stock, par value $0.001 per share, of Parent.

“Parent Common Stock Price Per Share” means the volume weighted average closing price of the Parent Common Stock for the twenty (20) trading days immediately preceding the date of this Agreement (or, if the Closing has not occurred by January 16, 2015, the twenty (20) trading days immediately preceding the Closing Date) (the foregoing calculation of the Parent Common Stock Price Per Share shall be set forth on the Consideration Spreadsheet). For the avoidance of doubt, the Parent Common Stock Price Per Share shall not be subject to modification after the Closing (except to account for any stock split, stock dividend, recapitalization, merger, consolidation or similar event since the Closing).

“Participation Percentage” means, with respect to each holder of Company Preferred Stock as of immediately prior to the Effective Time, the percentage set forth next to such Person’s name in the column of the Consideration Spreadsheet titled “Participation Percentage,” which percentage shall equal the quotient of: (a) the number of shares of Company Preferred Stock held by such Person as of immediately prior to the Effective Time; divided by (b) the aggregate number of issued and outstanding shares of Company Preferred Stock as of immediately prior to the Effective Time.

“Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other action by a Governmental Body which provides rights beyond the original expiration date of any of the foregoing.

“Person” means any natural person; any corporation, limited liability company, partnership, joint venture, trust, association or other legal entity; or any Governmental Body.

“Proceeding” means a suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other formal legal action.

“Registered IP” means all Company IP that is registered, filed, issued or granted under the authority of, with or by any Governmental Body, including all Patents, registered copyrights, registered trademarks, domain names and all applications for any of the foregoing.

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“Remaining Working Capital Cash Payment” means a cash payment equal to the Estimated Closing Working Capital, minus the aggregate amount of the Cash Closing Bonuses, minus the portion of the Estimated Closing Working Capital applied to fund the Securityholder Representative Reserve pursuant to Section 1.3(b).

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securityholder Representative Reserve” means $75,000.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person.

“Tax” or “Taxes” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added tax, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, municipal tax, municipal surcharge premium, property, environmental or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” means any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Transaction Expense Coverage Amount” means $900,000 to be provided by Parent to the Company, plus an amount of cash equal to the portion of Estimated Closing Working Capital to be applied to pay the Company Transaction Expenses and the Closing Bonuses, as set forth on the Consideration Spreadsheet.

“Transactions” means the Merger and the other transactions contemplated hereby.

Each of the following terms is defined in the Section or other part of this Agreement set forth opposite such term below:

Acquisition Transaction	4.4
Agreement	Preamble
Balance Sheet Date	2.3
Books and Records	2.21
Closing	1.2(a)
Closing Date	1.2(a)
Company	Preamble
Company Audit	4.10
Company Common Stock Acknowledgement	4.8
Company Financial Statements	2.3

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Company Indemnified Parties	4.6(a)
Company Material Contract	2.9
Company Note Acknowledgement	1.2(e)
Company Stock Certificate	1.6(a)
Consideration Spreadsheet	1.3
Damages	6.2(a)
Disclosure Schedule	2.1
Dissenting Shares	1.8(a)
Effective Time	1.2(b)
Employee Benefit Plans	2.14(b)
Employee Release	4.1(b)
Estimated Closing Working Capital	1.4(a)
Fundamental Matters	6.1
Indemnified Party	6.4(a)
Indemnifying Party	6.4(a)
Joinder Agreement	4.7
Lease Agreements	2.7
Letter of Transmittal	1.6(a)
Lock-Up Agreement	4.12(b)
Merger	Recitals
Merger Sub	Preamble
Milestone Payment	1.5
Note Consideration	1.2(e)
Notice of Indemnification Claim	6.4(a)
Objection Deadline	6.4(b)(i)
Objection Deadline	6.4(b)(i)
Parent	Preamble
Parent Closing Working Capital Calculation	1.4(b)
Parent Indemnified Parties	6.2(a)
Parent Registration	4.12(b)
Parent Reports	3.7(a)
Per Share Merger Consideration	1.2(c)
Personal Data	2.8(j)
Pre-Closing Period	4.1(a)
Registration Statement	4.12(b)
Representative Losses	8.1(b)
Required Stockholder Votes	Recitals
Securityholder Representative	Preamble
Stockholder Indemnified Parties	6.3
Surviving Corporation	1.1(a)
Termination Date	6.1
Third Party Claim	6.4(c)
Working Capital Dispute Notice	1.4(c)
Working Capital Illustration	1.4(a)

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